As filed with the Securities and Exchange Commission on May 7, 2013
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COLUMBIA PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-0068852
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

One Glenlake Parkway, Suite 1200
Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
COLUMBIA PROPERTY TRUST, INC. 2013 LONG-TERM INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone number of agent for service)	(Copies to:)
E. Nelson Mills	Robert H. Bergdolt, Esq.
President	Laura K. Sirianni, Esq.
Columbia Property Trust, Inc.	DLA Piper LLP (US)
One Glenlake Parkway, Suite 1200	4141 Parklake Avenue, Suite 300
Atlanta, Georgia 30328	Raleigh, North Carolina 27612-2350
(404) 465-2200	(919) 786-2000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	8,000,000 (3)	$7.33	$58,640,000	$7,999

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Columbia Property Trust, Inc.'s shares of outstanding common stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the Registrant's most recent estimated per-share value of $7.33 as of September 30, 2012. The Registrant expects to update its estimated per-share value annually.

(3)
Represents the number of shares of common stock, par value $0.01 per share, of Columbia Property Trust, Inc. issuable under the Columbia Property Trust, Inc. 2013 Long-Term Incentive Plan (the “Plan”). Shares of common stock issuable under the Plan include awards of restricted stock and shares of common stock to be issued in the form of stock options, stock appreciation rights, phantom stock, performance awards or other stock-based awards made under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(b) Upon written or oral request, Columbia Property Trust, Inc. (the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Corporate Secretary at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)	Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013;

(b)	Registrant's Current Report on Form 8-K filed with the SEC on January 4, 2013; and

(c)
Description of Common Stock of the Registrant contained in the Form S-3 Registration Statement filed under the Exchange Act by the Registrant with the SEC on March 1, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant's charter provides for indemnification of its officers and directors against liabilities to the fullest extent permitted by Maryland law.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. The Registrant's charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in the Registrant's right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
The Registrant's charter obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of the Registrant and at the Registrant's request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
The Registrant's charter also permits the Registrant to, with approval of its board of directors, indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or its predecessor.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8. EXHIBITS
The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION
4.1
Form of statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2012)

5.1*	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered.
23.1*	Consent of DLA Piper LLP (US). (included in Exhibit 5.1 to this Registration Statement.)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Frazier & Deeter, LLC
24.1*	Power of Attorney. (included on signature page)
99.1*	Columbia Property Trust, Inc. 2013 Long-Term Incentive Plan.

*Filed herewith.

 ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Columbia Property Trust, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 7th day of May, 2013.

COLUMBIA PROPERTY TRUST, INC.
By:	/s/ E. Nelson Mills
E. Nelson Mills
President

     Each person whose signature appears below hereby severally constitutes and appoints each of E. Nelson Mills and Wendy W. Gill, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ E. Nelson Mills	President and Director	May 7, 2013
E. Nelson Mills	(Principal Executive Officer)

/s/ Wendy W. Gill	Treasurer, Senior Vice President of Corporate Operations and Chief Accounting Officer	May 7, 2013
Wendy W. Gill	(Principal Financial and Accounting Officer)

/s/ Douglas P. Williams	Director	May 7, 2013
Douglas P. Williams

/s/ Leo F. Wells, III	Director	May 7, 2013
Leo F. Wells, III

/s/ Charles R. Brown	Director	May 7, 2013
Charles R. Brown

/s/ Richard W. Carpenter	Director	May 7, 2013
Richard W. Carpenter

/s/ Bud Carter	Director	May 7, 2013
Bud Carter

/s/ John L. Dixon	Director	May 7, 2013
John L. Dixon

/s/ George W. Sands	Director	May 7, 2013
George W. Sands

/s/ Neil H. Strickland	Director	May 7, 2013
Neil H. Strickland

 EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1
Form of statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2012)

5.1*	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered.
23.1*	Consent of DLA Piper LLP (US). (included in Exhibit 5.1 to this Registration Statement.)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Frazier & Deeter, LLC
24.1*	Power of Attorney. (included on signature page)
99.1*	Columbia Property Trust, Inc. 2013 Long-Term Incentive Plan.

*Filed herewith.